Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contact:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Reports Sixth Consecutive Year of Record Financial Results

Saint Paul, Minn., February 28, 2008-- Image Sensing Systems, Inc. (ISS) (NASDAQ: ISNS) announced today its sixth consecutive year of record financial results. On a comparative non-GAAP basis to 2006, without taking into account the impact of the operations related to the assets purchased from EIS Electronic Integrated Systems Inc. (“EIS”) from December 7, 2007 through year-end or the impact of EIS purchase price allocation accounting, which are required under U.S. generally accepted accounting principles, consistently applied (“GAAP”), non-GAAP net income for fiscal year end December 31, 2007 was $3.9 million or $1.02 per share ($1.00 per diluted share) versus net income of $3.1 million or $.83 per share ($.80 per diluted share) for 2006. On a similar basis, non-GAAP net income for the fourth quarter of 2007 was $1.3 million or $.34 per share ($.34 per diluted share) versus net income of $1.2 million or $.30 per share ($.30 per diluted share) for the same period in 2006. On a comparative non-GAAP basis, non-GAAP income from operations in fiscal year 2007 was $4.7 million versus $3.5 million in 2006 and for the fourth quarter of 2007 was $1.6 million versus $1.1 million for the same period in 2006.

On a GAAP basis, net income for fiscal year 2007 was $872,000 or $.23 per share ($.22 per diluted share) and the net loss for the fourth quarter of 2007 was $1.7 million or $.44 per share. As part of the purchase price allocation of the EIS asset purchase, the Company recognized an in-process research and development charge of $4.5 million ($3.0 million net of tax) in the fourth quarter of 2007. Income (loss) from operations in fiscal year 2007 and in the fourth quarter of 2007 were $130,000 and $(3.0) million, respectively.

For fiscal year 2007, revenue was $15.1 million compared to $13.1 million in fiscal year 2006, an increase of 15%. Royalty income was $10.7 million in 2007 compared to $10.1 million in 2006, while international sales were $4.1 million compared to $3.0 million in 2006. The Company’s North American distributor and international subsidiaries both rebounded from slower sales in the first half of 2007, which the Company believes was related in part to its transition to the Autoscope® Terra platform.

For the fourth quarter of 2007, revenue was $5.2 million versus $4.1 million for the same period in 2006, an increase of 26%. For the quarter, royalty income was $3.1 million in 2007 compared to $2.8 million in 2006, while international sales were $1.8 million in 2007 compared to $1.3 million in 2006. Gross margins in the fourth quarter of 2007 were negatively impacted by approximately $200,000 in inventory reserves recorded on non-Terra product.

The Company’s research and development expense decreased in fiscal year 2007 compared to 2006 due to certain one-time expenses for the Terra development that occurred in 2006 and because the Company did not meet its goals for engineering headcount additions in 2007.

Ken Aubrey, CEO, commented, “We are gratified by these encouraging results, especially given the dip in financial performance early in the Terra platform transition. On a comparative basis, revenue and income improved solidly across the board, with revenue growth internationally being particularly noteworthy. We believe results for the second half of 2007 have confirmed that the market is enthusiastically accepting our Terra offerings. Our Terra transition activities continue and we anticipate introducing new general and country-specific features in the first half of 2008.

“We’re also excited about our purchase of the assets of EIS and the RTMS™ radar-based CED product set. EIS posted revenue of $8.7 million in its fiscal year 2007 and was solidly profitable. We expect the purchase to add in excess of 50% to our total revenue in 2008 compared to 2007 and with the RTMS portfolio we are positioned to make the eventual leap to hybrid detection offerings, which we see as strategically pivotal.”

Auction Rate Securities (ARS) Liquidity

In the first half of January 2008, we invested a portion of our excess cash in AAA-rated student loan backed auction rate securities (“ARS”). Over the last two weeks, auctions involving these ARS have failed which negatively affects the liquidity of the securities. As of February 27, 2008 we have $5.5 million of ARS in our investment portfolio of which 97% is guaranteed under the Federal Student Loan program. Generally, we believe that issuers of the ARS are motivated to refinance the securities in the near-term. We cannot predict when the ARS will become liquid again nor can we predict if we will need to record an impairment on the recorded value or recognize a loss on their ultimate disposition.

Non-GAAP Information

Image Sensing Systems provides certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the operational impact of the EIS asset purchase because the purchase occurred in December 2007 and thus its impact was immaterial to 2007 results and excludes the purchase price allocation accounting impact of the EIS asset purchase because management believes its significant impact makes it difficult for the reader of the financial statements to compare how the underlying business of Image Sensing Systems performed in fiscal year 2007 and the fourth quarter of 2007 compared to similar periods in 2006 when there was no purchase accounting event. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in the Company’s core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a technology company specializing in software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent overlapping markets. Our industry leading computer enabled detection (CED) products, including the Autoscope® machine-vision family and the RTMS™ radar family, combine embedded software signal processing with sophisticated sensing technologies for use in transportation and safety/surveillance management. CED is a group of technologies in which software, rather than humans, examines the outputs of complex sensors to determine what is happening in the field of view in real-time. With more than 80,000 instances sold in over 60 countries worldwide, our depth of experience coupled with breadth of product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share information)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenue
Royalty income	$3,111	$2,854	$10,747	$10,136
North American sales	269	—	269	—
International sales	1,835	1,271	4,067	2,980
	5,215	4,125	15,083	13,116
Cost of revenue
Royalty fee	—	—	—	220
Cost of sales	1,036	748	1,987	1,501
	1,036	748	1,987	1,721
Gross profit	4,179	3,377	13,096	11,395
Operating expenses
Selling, marketing and product support	1,153	755	3,463	2,850
General and administrative	821	458	2,653	2,382
Research and development	618	1,057	2,299	2,639
In-process research and development and amortization	4,551	—	4,551	—
	7,143	2,270	12,966	7,871
Income (loss) from operations	(2,964)	1,107	130	3,524
Other income	114	168	543	523
Income (loss) before income taxes	(2,850)	1,275	673	4,047
Income tax expense (benefit)	(1,167)	115	(199)	942
Net income (loss)	$(1,683)	$1,160	$872	$3,105

Net income (loss) per common share
Basic	$(0.44)	$0.30	$0.23	$0.83
Diluted	$(0.44)	$0.30	$0.22	$0.80

Weighted average shares outstanding
Basic	3,822	3,745	3,789	3,725
Diluted	3,822	3,902	3,881	3,891

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

Reconciliation of GAAP to comparative non-GAAP basis

(in thousands, except per share information)

(unaudited)

	GAAP basis	adjustments		Comparative Non-GAAP basis
Year ended December 31, 2007
Revenue	$15,083	$(269)	(1)	$14,814
Cost of revenue	1,987	(60)	(1)	1,927
Gross profit	13,096	(209)		12,887
Operating expenses	12,966	(4,768)	(2)	8,198
Income from operations	130	4,559		4,689
Other income, net	543	—		543
Income before income taxes	673	4,559		5,232
Income taxes (benefit)	(199)	1,550	(3)	1,351
Net income	$872	$3,009		$3,881

Basic net income per share	$0.23			$1.02
Diluted net income per share	$0.22			$1.00

Weighted shares – basic	3,789			3,789
Weighted shares – diluted	3,881			3,881

Quarter ended December 31, 2007
Revenue	$5,215	$(269)	(1)	$4,946
Cost of revenue	1,036	(60)	(1)	976
Gross profit	4,179	(209)		3,970
Operating expenses	7,143	(4,768)	(2)	2,375
Income (loss) from operations	(2,964)	4,559		1,595
Other income	114	—		114
Income (loss) before income taxes	(2,850)	4,559		1,709
Income taxes (benefit)	(1,167)	1,550	(3)	383
Net income (loss)	$(1,683)	$3,009		$1,326

Basic net income (loss) per share	$(0.44)			$0.34
Diluted net income per share	$(0.44)			$0.34

Weighted shares – basic	3,822			3,822
Weighted shares – diluted	3,822			3,914

Notes to adjustments

(1)	Revenue and cost of revenue from RTMS sales from December 7, 2007 to year-end
(2)	Operating expenses of RTMS from December 7, 2007 to year-end of $217 and in-process research and development and amortization expense of $4,551 related to EIS asset purchase
(3)	Income tax expense impact of (1) and (2) at ISS’ marginal tax rate of 34%

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	December 31, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents (including restricted cash)	$10,876	$11,626
Investments	—	4,100
Receivables, net	4,997	2,957
Inventories	1,579	670
Prepaid expenses and other	421	319
	17,873	19,672
Property and equipment, net	700	522
Deferred income taxes	1,653	—
Goodwill and intangible assets, net	10,140	1,050
	$30,366	$21,244
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,029	$1,652
Bank debt	5,000	—
Income taxes payable	84	231
	7,113	1,883
Deferred income taxes	28	28
Shareholders’ equity	23,225	19,333
	$30,366	$21,244

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Year Ended December 31,
	2007	2006
Operating activities
Net income	$872	$3,105
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	277	388
In-process research and development expense	4,500	—
Stock option expense and tax benefits	306	290
Changes in operating assets and liabilities	(4,330)	856
Net cash provided by operating activities	1,625	4,639

Investing activities
Purchase of assets of EIS	(11,406)	—
Purchases of property and equipment	(103)	(419)
Maturities (purchases) of investments, net	4,100	(1,800)
Net cash used in investing activities	(7,409)	(2,219)

Financing activities
Bank debt	5,000	—
Proceeds from exercise of stock options	34	200
	5,034	200

Increase (decrease) in cash and cash equivalents	(750)	2,620
Cash and cash equivalents, beginning of year	11,626	9,006
Cash and cash equivalents, end of year	$10,876	$11,626

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